Exhibit 5.1

[Ropes & Gray LLP Letterhead]

February 12, 2008

GigOptix, Inc.

2400 Geng Road

Suite 100

Palo Alto, California

Ladies and Gentlemen:

We are acting as counsel to GigOptix, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), of (i) a maximum of 2,500,000 shares of common stock of the Company (the “2008 Plan Shares”) issuable pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and (ii) a maximum of 824,444 shares of common stock of the Company (the “Assumed Plan Shares,” and together with the 2008 Plan Shares, the “Shares”) issuable pursuant to outstanding stock options under the Lumera Corporation 2004 Equity Incentive Plan, the Lumera Corporation 2000 Stock Option Plan, and the GigOptix LLC 2007 Equity Incentive Plan, which plans (together, the “Assumed Plans”) were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of March 27, 2008, among the Company (formerly, “Galileo Merger Holdings, Inc.”), GigOptix LLC, Lumera Corporation, Galileo Merger Sub G, LLC, and Galileo Merger Sub L, Inc. (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulations S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	A copy of the 2008 Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	A copy of each of the Assumed Plans, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Registration Statement.

4.	The Merger Agreement.

5.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 16, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Resolutions of the Board of Directors of the Company, adopted effective March 27, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Resolutions of Lumera Corporation, as the sole stockholder of the Company, adopted effective as of March 27, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

9.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company, the 2008 Plan and the Assumed Plans.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law” means the statutory provisions contained in the Delaware General Corporation Law, as amended, all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting those laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(i)	following (a) effectiveness of the Registration Statement, (b) issuance of the 2008 Plan Shares pursuant to the terms of the 2008 Plan and the award agreements thereunder and (c) receipt by the Company of the consideration for the 2008 Plan Shares specified in the applicable resolutions of the Board of Directors and the 2008 Plan and the award agreements thereunder, the 2008 Plan Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable; and

(ii)	following (a) effectiveness of the Registration Statement, (b) issuance of the Assumed Plan Shares pursuant to the terms of the Assumed Plans and the award agreements thereunder and (c) receipt by the Company of the consideration for the Assumed Plan Shares specified in the applicable resolutions of the Board of Directors and the Assumed Plans and the award agreements thereunder, the Assumed Plan Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the order and sale of Shares while the registration statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP